Exhibit 23.1






                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of Incara Pharmaceuticals Corporation on Form S-8 (File Nos. 333-12923 and 333-53017) of our report dated October 29, 1999, except with regard to Note A, paragraph 6 and Note M for which such date is December 29, 1999, on our audits of the consolidated financial statements of Incara Pharmaceuticals Corporation as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999, which report is included in this Annual Report on Form 10-K.






PRICEWATERHOUSECOOPERS LLP


Raleigh, North Carolina
January 4, 2000